Exhibit 4.1
SUPPLEMENTAL INDENTURE
Supplemental Indenture (this “Supplemental Indenture”), dated as of July 20, 2012, among RADVision, Inc., a New Jersey corporation, and AvayaLive Inc., a Delaware corporation (each, a “Guaranteeing Subsidiary”), each a direct or indirect subsidiary of Avaya Inc., a Delaware corporation (the “Issuer”), and The Bank of New York Mellon, as trustee (the “Trustee”).
W I T N E S S E T H
WHEREAS, each of Avaya Inc. and the Guarantors (as defined in the Indenture referred to below) has heretofore executed and delivered to the Trustee an Exchange Note Indenture (as amended, supplemented or otherwise modified to date, the “Indenture”), dated as of October 24, 2008, providing for the issuance of an unlimited aggregate principal amount of 9.75% Senior Notes due 2015 (the “Cash Pay Notes”) and 10.125% / 10.875% Senior PIK Toggle Notes due 2015 (the “PIK Toggle Notes” and together with the Cash Pay Notes, the “Notes”);
WHEREAS, the Indenture provides that under certain circumstances each Guaranteeing Subsidiary shall execute and deliver to the Trustee a supplemental indenture pursuant to which such Guaranteeing Subsidiary shall unconditionally guarantee all of the Issuer’s Obligations under the Notes and the Indenture on the terms and conditions set forth herein and under the Indenture (the “Guarantee”);
WHEREAS, all acts and requirements necessary to make this Supplemental Indenture the legal, valid and binding obligation of each Guaranteeing Subsidiary have been done; and
WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.
NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:
(1)    Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.
(2)    Agreement to Guarantee. Each Guaranteeing Subsidiary hereby agrees to provide an unconditional Guarantee on the terms and subject to the conditions set forth in the Indenture including but not limited to Article 10 thereof.
(3)    No Recourse Against Others. No past, present or future director, officer, employee, incorporator, member, partner or stockholder of the Issuer or any Guarantor or any of their direct or indirect parent companies (other than the Issuer and any Guarantor) shall have any liability for any obligations of the Issuer or the Guarantors under the Notes, the Guarantees or the Indenture or for any claim based on, in respect of, or by reason of such obligations or their creation. Each Holder by accepting Notes waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.
(4)    Governing Law. THIS SUPPLEMENTAL INDENTURE WILL BE GOVERNED BY

AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.
(5)    Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.
(6)    Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.
(7)    The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by each Guaranteeing Subsidiary.

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IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first above written.

RADVISION, INC.
By:    /s/ Matthew Booher

Name:	Matthew Booher

Title:	Attorney-in-Fact
AVAYALIVE INC.
By:    /s/ Matthew Booher

Name:	Matthew Booher

Title:	Vice President and Treasurer

THE BANK OF NEW YORK MELLON, as Trustee
By:    /s/ Laurence J. O’Brien
Name: Laurence J. O’Brien
Title: Vice President